SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 8, 2003

Delco Remy International, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	1-13683	35-1909253
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

2902 Enterprise Drive

Anderson, Indiana

46013

(765) 778-6499

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Not applicable

(Former name or former address, if changed since last report)

Item 9. Regulation FD Disclosure

The following information is furnished pursuant to Regulation FD.

On April 16, 2003, the International Union, United Automobile, Aerospace and Agriculture Implement Workers of America (the “UAW”) and its Local Union 662 filed suit against the Registrant and Delco Remy America, Inc. (“DRA”), a wholly owned subsidiary of the Registrant, in Federal District Court in the Southern District of Indiana, Indianapolis Division. The lawsuit was filed under Section 301 of the Labor Management Relations Act, 29 U.S.C. Sec. 185, seeking enforcement of an expired Supplemental Unemployment Benefits (“SUB”) plan. The plaintiffs allege that the SUB plan provides supplemental unemployment benefits for 52 weeks and separation pay in an amount exceeding $20 million for employees who were terminated as a result of the closure of DRA’s Anderson, Indiana production facilities at the end of March 2003. The plaintiffs also seek to enforce terminated provisions of a Health Care Program which the plaintiffs allege provides the terminated employees with 25 months of continued hospital, surgical, medical, hearing aid, prescription drug, mental health, substance abuse and vision insurance coverage. The terminated employees were represented by the UAW and its Local Union 662 under various agreements which expired on March 31, 2003. The lawsuit was filed shortly after the UAW membership failed to ratify DRA’s last, best and final offer for a Shutdown Agreement. The Registrant will file an answer or other responsive pleading on or before June 16, 2003. The Registrant denies the material allegations of the complaint, denies any wrongdoing and intends to defend itself vigorously.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 8, 2003	DELCO REMY INTERNATIONAL, INC.

	By:	/s/ RAJESH K. SHAH
	Name:	Rajesh K. Shah
	Title:	Executive Vice President and Chief Financial Officer